UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

 Arran Funding Limited                            South Gyle Receivables                                 RBS Cards
                                                      Trustee Limited                              Securitisation Funding
                                                                                                          Limited
                               (Exact name of Registrants as specified in their charters)
Jersey, Channel Islands                          Jersey, Channel Islands                          Jersey, Channel Islands
                             (State or other jurisdiction of incorporation or organisation)
       333-128502                                      333-128502-02                                   333-128502-01
                                                 (Commission File Number)
          NONE                                             NONE                                             NONE

                                          (I.R.S. Employer Identification No.)
   22 Grenville Street,                             22 Grenville Street,                               Royal Bank House
       St. Helier,                                       St. Helier,                                    71 Bath Street
      Jersey JE4 8PX                                   Jersey JE4 8PX                                  Jersey, JE2 4SU
     Channel Islands                                  Channel Islands                                  Channel Islands
                                        (Address of Principal Executive Offices)
                                                         (Zip Code)
    +(44) 1534-609000                                 +(44) 1534-609000                                +(44) 1534-285279

                                    (Registrant's Telephone Number, including Area Code)

                           Series 2005-A Class A Notes
                           Series 2005-A Class B Notes
                           Series 2005-A Class C Notes
                          Series 2005-B Class A1 Notes
                          Series 2005-B Class A2 Notes
                          Series 2005-B Class A3 Notes
                          Series 2005-B Class B3 Notes
                          Series 2005-B Class C1 Notes
                          Series 2005-B Class C3 Notes
-------------------------------------------------------------------------------

            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    |_|    Rule 12h-3(b)(1)(i)       |X|

        Rule 12g-4(a)(1)(ii)   |_|    Rule 12h-3(b)(1)(ii)      |_|

        Rule 12g-4(a)(2)(i)    |_|    Rule 12h-3(b)(2)(i)       |_|

        Rule 12g-4(a)(2)(ii)   |_|    Rule 12h-3(b)(2)(ii)      |_|

                                      Rule 15d-6                |_|

      Approximate number of holders of record as of the certification or notice date:

                   Series 2005-A Class A Notes: fewer than 12
                   Series 2005-A Class B Notes: fewer than 17
                    Series 2005-A Class C Notes: fewer than 8
                   Series 2005-B Class A1 Notes: fewer than 8
                   Series 2005-B Class A2 Notes: fewer than 25
                   Series 2005-B Class A3 Notes: fewer than 26
                   Series 2005-B Class B3 Notes: fewer than 22
                   Series 2005-B Class C1 Notes: fewer than 2
                   Series 2005-B Class C3 Notes: fewer than 22
--------------------------------------------------------------------------------

      Pursuant to the requirements of the Securities Exchange Act of 1934 Arran Funding Limited, South Gyle Receivables Trustee Limited and RBS Cards Securitisation Funding Limited have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Arran Funding Limited


Date: March 30, 2007                                 By: Helen Grant
      ---------------------------------------------      -----------

South Gyle Receivables Trustee Limited


Date: March 30, 2007                                 By: Helen Grant
      ---------------------------------------------      -----------

RBS Cards Securitisation Funding Limited


Date: March 30, 2007                                 By: Helen Grant
      ---------------------------------------------      -----------